Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3—Registration No. 333-129518) and related Prospectus of The Providence Service Corporation for the registration of 1,725,000 shares of its common stock and to the incorporation by reference therein of our report dated February 13, 2004, with respect to the consolidated financial statements and schedule of The Providence Service Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

March 28, 2006